UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    October 27, 2005

TENNANT COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	1-16191	41-0572550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Lilac Drive, P.O. Box 1452 Minneapolis, Minnesota	55440
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      (763) 540-1200

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

        On October 27, 2005, Tennant Company (the “Company”) issued the news release that is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

        On October 6, 2005, authorized officers of the Company committed to a plan to reallocate production activities among its manufacturing plants to reduce facilities, logistics, labor and other costs. Under the plan, the Company expects to exit its Maple Grove, Minnesota plant in 2007. An estimated 32 positions will be affected, which the Company expects to absorb through normal attrition and reassignments within the Company. The plan is part of the Company’s ongoing emphasis on lean enterprise initiatives and leveraging its cost structure. The Company expects to incur pre-tax costs related to these activities of approximately $1.0 million in each of 2006 and 2007. These cash expenditures relate primarily to relocation and start-up costs to accomplish the transition. The Company expects to sell its Maple Grove plant for a gain. The resulting plant optimization is expected to yield saving of $1.5 million annually in 2008 and beyond.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits. The following exhibit is furnished herewith:

99	News Release dated October 27, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TENNANT COMPANY

Date: October 27, 2005	/s/ Eric A. Blanchard
Eric A. Blanchard Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description	Method of Filing

99	News Release dated October 27, 2005	Filed Electronically